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Exhibit 16.1

[ARTHUR ANDERSEN LLP LETTERHEAD]

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 23,2002

Dear Sir/Madam:

We have read the first, second and fourth paragraphs of Item 4 included in the Form 8-K dated April 23, 2002 of CBRE Holding, Inc. and subsidiaries to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP Arthur Andersen LLP

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  Exhibit 16.1